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                                                                    EXHIBIT 99.2



ASSOCIATED MATERIALS INCORPORATED ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR 9 1/4% NOTES DUE MARCH 1, 2008

         DALLAS, TEXAS, March 22, 2002 -- Associated Materials Incorporated ("AMI") announced today that it has commenced a tender offer and consent solicitation for any and all of its outstanding 9 1/4% Senior Subordinated Notes due March 1, 2008 (the "9 1/4% Notes"). AMI commenced the tender offer and consent solicitation pursuant to the merger agreement executed on March 16, 2002 with Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.) and Simon Acquisition Corp., a wholly owned subsidiary of Associated Materials Holdings Inc. Simon Acquisition Corp. has commenced a tender offer for all outstanding shares of AMI's common stock (the "Share Tender") pursuant to the merger agreement.

         The tender offer and consent solicitation are subject to the terms and conditions set forth in AMI's Offer to Purchase and Consent Solicitation Statement dated March 22, 2002 (the "Offer to Purchase and Consent Solicitation Statement") and will expire at 12:00 midnight, New York City time, on April 18, 2002, unless extended. One of these conditions is the purchase by Simon Acquisition Corp. of a majority of AMI's common stock (on a fully diluted basis) in the Share Tender.

         There are $75 million principal amount of 9 1/4% Notes outstanding. AMI will fund the tender offer and consent solicitation with financing being arranged by Associated Materials Holdings Inc. Receipt of this new financing is also a condition to AMI's obligation to purchase the Notes in the offer.

         Holders tendering their Notes will be required to consent to amendments that will eliminate or modify most of the restrictive covenants contained in the indenture governing the Notes and that will amend certain other provisions of the indenture. The tender offer and consent solicitation with respect to the Notes are conditioned, among other things, on the receipt of consents from holders of at least a majority of the principal amount of the Notes.

         A consent payment of $20 per $1,000 of principal amount of Notes will be paid on the date the Notes are purchased to holders who tender their Notes and provide their consents to the proposed indenture amendments at or prior to 5:00 p.m., New York City time, April 4, 2002. Tendered Notes and consents may not be withdrawn after April 4, 2002. Holders of Notes tendered after such date will not receive a consent payment. AMI may amend, extend or terminate the tender offer and consent solicitation in its sole discretion.

         The purchase price per $1,000 principal amount of Notes to be paid for each validly tendered Note will be (1) an amount based on a yield to March 1, 2003 (the first optional redemption date with respect to the Notes) that is equal to the sum of (i) the yield on the 4.25% U.S. Treasury Note due March 31, 2003, and (ii) a fixed spread of 50 basis points, less (2) $20, the amount of the consent payment. In addition, accrued and unpaid interest will be paid on the tendered Notes up to but not including the payment date. The purchase price for each Note will be set at 2:00 p.m., New York City time, on April 16, 2002, unless the expiration date is extended.



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         This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Note tender offer is made only by the Offer to Purchase and Consent Solicitation Statement. Additional information concerning the terms of the Note tender offer and the consent solicitation, tendering Notes and the delivery of consents and conditions to the Note tender offer and the consent solicitation may be obtained from Ralph Cimmino or David Knutson at UBS Warburg LLC at (888) 722-9555 or (203) 719-8035/1575. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Morrow & Co., Inc., the Information Agent, at 445 Park Avenue, 5th Floor, New York, NY, 10022 at (800) 654-2468.

         AMI is a leading manufacturer of exterior residential building products, which are distributed through more than 80 company-owned supply centers across the country. Its Alside division produces a broad range of vinyl siding and vinyl window lines as well as vinyl fencing, decking and railing and vinyl garage doors. The company's operations also include AmerCable, a manufacturer of electrical cable used in mining, offshore drilling, transportation and other specialized industries.

         This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on the beliefs of AMI's management. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to AMI and its management, identify forward-looking statements. Such statements reflect the current views of AMI with respect to the merger agreement and the transactions contemplated by the merger agreement, including the tender offer by Simon Acquisition Corp. for the outstanding shares of AMI's common stock, AMI's tender offer for the 9 1/4% Notes and the acquisition financing commitments obtained by Associated Materials Holding Inc. These statements are subject to certain risks and uncertainties, including risks associated with receipt of the debt financing described in the merger agreement, the tender of at least a majority of AMI's common stock in the Share Tender and the satisfaction of the other conditions to the Share Tender, the merger of Simon Acquisition Corp. with AMI, and AMI's tender offer for its 9 1/4% Notes, as well as other risks and uncertainties inherent in business combination transactions such as the Share Tender and the merger. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.